Exhibit 10.20

2013 DECLARATION OF AMENDMENT TO

2005 EQUITY INCENTIVE PLAN

OF

INSTEEL INDUSTRIES, INC.

THIS 2013 DECLARATION OF AMENDMENT is made effective as of the 20th day of August, 2013, by INSTEEL INDUSTRIES, INC. (the “Corporation”), to the Corporation’s 2005 Equity Incentive Plan, as amended through November 8, 2011 (the “Plan”).

R E C I T A L S:

WHEREAS, the Board of Directors of the Corporation has deemed it advisable to amend the Plan to permit “net exercises” of Nonqualified Stock Options, and to clarify that Options may be exercised by attestation; and

WHEREAS, the Corporation desires to effect such amendments by this 2013 Declaration of Amendment.

            NOW, THEREFORE, IT IS DECLARED that, effective as of August 20, 2013, the Plan shall be and hereby is amended as follows:

1.     Amendment to Section 5. Subsection (a) of Section 5 (“Shares of Common Stock Subject to the Plan”) is hereby amended by deleting the subsection in its entirety and replacing it with the following new subsection 5(a):

Any shares of Common Stock which are subject to Awards under this Plan that are terminated unexercised, forfeited or surrendered or that expire for any reason (excluding, on and after February 21, 2012, shares of Common Stock tendered (either by actual delivery or by attestation) or withheld pursuant to the exercise of outstanding Options or shares tendered or withheld for taxes under any Award under this Plan) shall again be available for issuance under the Plan, provided that such shares may only be used in respect of Awards of the same or a substantially similar type (i.e., shares related to forfeited Options may be used to grant new Options, forfeited Restricted Stock may be used to grant new Restricted Stock, Restricted Stock Units or Performance Shares).

2.     Amendment to Section 8. Subsection (c) of Section 8 (“Option Grants to Employees”) is hereby amended by deleting the third and fourth sentences of Section 8(c) and inserting the following in lieu thereof, with the remainder of Section 8 being unchanged.

Such payment shall be (i) in cash; (ii) by delivery (either by actual delivery or, with respect to Nonqualified Stock Options, and with respect to Incentive Stock Options granted on or after [          2013], by attestation) of shares of Common Stock owned by the Participant for at least six months at the time of exercise and acceptable to the Administrator; (iii) with respect to Nonqualified Stock Options, by shares of Common Stock withheld upon exercise, or (iv) any combination thereof; provided, that the Administrator may, in its sole and absolute discretion and subject to such terms and conditions as it deems appropriate, also permit all or a portion of the purchase price to be paid by delivery of written notice of exercise to the Corporation and delivery to a broker of written notice of exercise and irrevocable instructions to promptly deliver to the Corporation the amount of sale or loan proceeds to pay the Option Price. Shares tendered or withheld in payment on the exercise of an Option shall be valued at their Fair Market Value on the date of exercise.

3.       Continued Effect.  Except as set forth herein, the Plan shall remain unchanged and in full force and effect.